As filed with the Securities and Exchange Commission on March 19, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

XpresSpa Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-4988129
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

254 West 31st Street, 11th Floor

New York, New York 10001

(212) 309-7549

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

XpresSpa Group, Inc. 2020 Equity Incentive Plan

(Full title of the plans)

Douglas Satzman

Chief Executive Officer

XpresSpa Group, Inc.

254 West 31st Street, 11th Floor

New York, New York 10001

(212) 309-7549

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert J. Endicott, Esq.

Kenneth L. Henderson, Esq.

Bryan Cave Leighton Paisner LLP

211 North Broadway, Suite 3600

St. Louis, Missouri 63102-2750

(314) 259-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value	5,705,239 shares (2)	$2.07 (3)	$11,809,844.73 (3)	$1,288.46

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), that becomes issuable under the XpresSpa Group, Inc. 2020 Equity Incentive Plan by reason of any stock splits, stock dividends, recapitalization or other similar transactions.
(2)	Represents (i) 5,000,000 shares of Common Stock (the “2020 Share Reserve”) reserved for issuance under the XpresSpa Group, Inc. 2020 Equity Incentive Plan (the “2020 Plan”), plus (ii) shares that are subject to awards issued under the 2012 Employee, Director and Consultant Equity Incentive Plan on the effective date of the 2020 Plan (the “2012 Plan”), that on or after the effective date of the 2020 Plan cease to be subject to such awards due to the forfeiture, expiration or settlement in cash of such awards or the reacquisition of such awards by the registrant. The number of shares of Common Stock registered by this registration statement has been determined for purposes of calculating the amount of the registration fee and reflects the maximum number of shares underlying awards issued pursuant to the 2012 Plan that could be added to the 2020 Share Reserve and issued under the 2020 Plan, subject to adjustment as set forth in the 2020 Plan. However, the actual number of shares to be issued under the 2020 Plan may be significantly less than the reported amount depending on, among other variables, the actual number of recycled 2012 Plan shares.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act and based upon the average of the high and low prices of the Company’s Common Stock as reported by the Nasdaq Stock Market LLC on March 16, 2021.

EXPLANATORY NOTE

At the 2020 Annual Meeting of Stockholders of XpresSpa Group, Inc. (the “Registrant”) held on October 28, 2020, the Registrant’s stockholders approved and adopted the XpresSpa Group, Inc. 2020 Equity Incentive Plan (the “2020 Plan”), which authorizes the issuance of 5,000,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), plus shares of Common Stock subject to outstanding awards made under the 2012 Employee, Director and Consultant Equity Incentive Plan, as amended (the “2012 Plan”), that on or after the effective date of the 2020 Plan may be forfeited, settled in cash or cancelled or expire or are reacquired by the Registrant. By this Registration Statement, the Registrant hereby registers 705,239 shares of Common Stock, which reflects the maximum shares of Common Stock underlying awards issued pursuant to the 2012 Plan that could be issued under the 2020 Plan, subject to adjustment as set forth in the 2020 Plan. The actual number of shares to be issued under the 2020 Plan may be significantly less than the maximum amount depending on, among other variables, the actual number of recycled 2012 Plan shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities Exchange Commission (“SEC”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified by Rule 428(b) promulgated under the Securities Act. Such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents listed in (a) through (e) below, which are on file with the SEC, are incorporated herein by reference (except for the portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof or otherwise not filed with the SEC which are deemed not to be incorporated by reference into this Registration Statement):

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on April 20, 2020, as amended on May 19, 2020 and June 15, 2020 (File No. 001-34785);

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, filed with the SEC on July 6, 2020, June 30, 2020, filed with the SEC on August 19, 2020, and September 30, 2020, filed with the SEC on November 16, 2020 (File No. 001-34785);

(c)	The Registrant’s Current Reports on Form 8-K filed with the SEC on January 3, 2020, January 14, 2020, February 3, 2020, March 6, 2020, March 19, 2020, March 26, 2020, March 30, 2020 (two filings), April 6, 2020, April 7, 2020, April 17, 2020, April 24, 2020, April 28, 2020, May 6, 2020, May 7, 2020, May 11, 2020, May 22, 2020, May 29, 2020, June 4, 2020, June 10, 2020, June 17, 2020, August 11, 2020, August 13, 2020, August 26, 2020, August 28, 2020, September 28, 2020, October 6, 2020, October 9, 2020, October 26, 2020, October 28, 2020, October 30, December 4, 2020, December 17, 2020 (two filings), December 21, 2020 and January 22, 2021 (File No. 001-34785); and

(d)	The description of our securities contained in our Registration Statement on Form 8-A filed on March 21, 2016 (File No. 001-34785), April 29, 2013 (File No. 001-34785) and June 16, 2010 (File No. 001-34785), pursuant to Section 12(b) of the Exchange Act, and any amendment or report filed with the SEC for purposes of updating such description.

In addition, all documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the Commission) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. These documents include periodic reports, such as Proxy Statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than the portions of those documents not deemed to be filed, which is deemed not to be incorporated by reference in this Registration Statement). Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

The securities to be offered are registered under Section 12 of the Exchange Act and, accordingly, no description is provided hereunder.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Reference is also made to Section 102(b)(7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of a director’s fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation, as amended, provides that a director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of his or her duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (under Section 174 of the DGCL or (iv) for any transaction from which the director derives an improper personal benefit. Article V of our amended and restated by-laws provides that we shall indemnify our directors and officers, or former directors and officers, against any and all expenses and liabilities, to the fullest extent permitted by the DGCL.

We have entered into agreements to indemnify our directors and officers. These agreements, among other things, will indemnify and advance expenses to our directors and officers for all expenses, including, but not limited to, attorney’s fees, witness fees, damages, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person’s services as our director or officer, or any other company or enterprise to which the person provides services at our request.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith or incorporated by reference into this registration statement on Form S-8.

Exhibit Number	Exhibit Description
5.1	Opinion of Bryan Cave Leighton Paisner LLP
10.1	XpresSpa Group, Inc. 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 30, 2020)
23.1	Consent of CohnReznick LLP, independent registered public accounting firm
23.2	Consent of Bryan Cave Leighton Paisner LLP (contained in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by registrant pursuant to Section 13 and Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on March 19, 2021.

XpresSpa Group, Inc.

By:	/s/ Douglas Saztman
Douglas Satzman
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of XpresSpa Group, Inc. constitutes and appoints Douglas Satzman his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifying and confirming all that the said attorney-in-fact and agent, or his substitute or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Douglas Satzman	Chief Executive Officer and Director )	March 19, 2021
Douglas Satzman	(Principal Executive Officer

/s/ James A. Berry	Chief Financial Officer	March 19, 2021
James A. Berry	(Principal Financial Officer and Principal Accounting Officer)

/s/ Bruce T. Bernstein	Director, Chairman of the Board of Directors	March 19, 2021
Bruce T. Bernstein

/s/ Robert Weinstein	Director	March 19, 2021
Robert Weinstein

/s/ Donald E. Stout	Director	March 19, 2021
Donald E. Stout

/s/ Michael Lebowitz	Director	March 19, 2021
Michael Lebowitz